UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) November 2, 2004
                                                         ----------------


                        NEWPORT INTERNATIONAL GROUP, INC.
                        ---------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
                                    --------
                 (State or Other Jurisdiction of Incorporation)


                 000-30587                        23-3030650
                 ---------                        ----------
         (Commission File Number)     (IRS Employer Identification No.)


                73061 El Paseo, Suite 202, Palm Desert, CA 92260
            --------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)


                                 (760) 779-0251
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

         [_] Written communications pursuant to Rule 425 under the Securities
             Act (17 CFR 230.425)

         [_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

         [_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02  UNREGISTERED SALE OF EQUITY SECURITIES

         On September 3 2004, the Company reported that on August 27, 2004, it had entered into a Common Stock and Warrant Purchase Agreement with Robinson Reed, Inc. pursuant to which the Company would issue up to 5,000,000 shares of its common stock to Robinson Reed, Inc. We reported that the initial closing occurred on August 31, 2004, at which time the Company issued 1,000,000 shares of its common stock and received $1,340,000 net of transaction costs. We also indicated that separate closings were expected to occur for additional phases of the transaction.

         The final phases of the contract have been completed with Robinson Reed as well as with First Capital Holdings, Inc. As to Robinson Reed, they acquired, in the aggregate, 1,000,000 shares at a purchase price of $1.39 per share, 1,000,000 shares at a purchase price of $1.44 per share, and 250,000 shares at an effective purchase price of $1.30 per share. In connection with the three closings, Robinson Reed also acquired warrants to purchase a total of 281,250 common shares. First Capital Holdings, who participated in the final closing, acquired 2,250,000 shares at an effective purchase price of $1.30 per share and warrants to acquire 281,250 common shares of the Company. Net proceeds received in all closing phases aggregated to $6,589,932.

         In connection with the second closing, the agreement provides for a put option affording Robinson Reed the right to have the Company acquire all or a portion of the shares purchased at a price of $1.25 per share, in the event the average price for a common share is less than $1.25 for a period of ten consecutive trading days during an option period commencing eight months after the effective date of the Company's registration statement and extending for a period of 12 months thereafter. In connection with the final closing, both Robinson Reed and First Capital Holdings have the right to have the Company reacquire all or a portion of the shares purchased at a price of $1.00 in the event the average purchase price for a common share is less than $1.00 per share. The put options for the shares acquired in the final closing also require the Company to issue to the purchasers a convertible promissory note in the event a put option cannot be honored within a specified period of time. The convertible note would have a conversion price equal to 85% of the average of the closing bid prices of the common stock for the ten trading days prior to conversion. Newport is also required to deposit 2,700,0000 shares of common stock of Langley Park Investments PLC as collateral for the Company's capacity to honor any put option provided as part of the agreement.

         The Company previously issued to the placement agent for the transaction a warrant to purchase up to 75,000 common shares. In connection with the follow-on closings, the Company issued additional warrants to purchase 262,500 common shares to the placement agent. The Company also paid financing fees of $229,000 to an unaffiliated party

         Inasmuch as the purchasers for each were sophisticated institutional investors, both of which had access to applicable information pertaining to Newport, and provided appropriate investment representations, the issuances of the securities were exempt from registration pursuant to Section 4(2) of the Act.

ITEM 8.01  OTHER EVENTS

         On November 4, 2004, the Company was interviewed on CNBC Europe PowerLunch. During the course of the interview, the interviewer referenced that the Company had completed two acquisitions, Netrox 2001 LLC and MM Internet, Inc. The Company wishes to correct that statement by indicating that both potential acquisitions have not been consummated, but are the subjects of outstanding letters of intent and not definitive agreements.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NEWPORT INTERNATIONAL GROUP, INC.



                                        By: /s/ Cery Perle
                                            --------------
                                            Cery Perle, Chief Executive Officer


DATED:  November 12, 2004

                                        3